7815ANY Jackson National Life Insurance Company of New York® [2900 Westchester Avenue Purchase, New York 10577] ADD-ON BENEFIT GUARANTEED MINIMUM ACCUMULATION BENEFIT Thank you for choosing Jackson National Life Insurance Company of New York, also referred to as "the Company." This guaranteed minimum accumulation benefit (GMAB) is made a part of the Contract to which it is attached. Certain provisions of Your Contract are revised as described below as of the GMAB Effective Date. To the extent any provisions contained in this add-on benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this add-on benefit will control. The provisions of Your Contract remain in effect except where modified by this add-on benefit. Capitalized terms used in this endorsement that are not otherwise defined in this endorsement are defined in Your Contract. THIS ADD-ON BENEFIT PROVIDES A GUARANTEED AMOUNT TO THE OWNER AT THE END OF THE GUARANTEE TERM. THE CONTRACT VALUE AT THE END OF THE GUARANTEE TERM WILL NOT BE LESS THAN THE GUARANTEED AMOUNT. THE GUARANTEED AMOUNT WILL BE REDUCED FOR PARTIAL WITHDRAWALS. PLEASE NOTE: THIS ADD-ON BENEFIT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED EXCEPT AS OUTLINED IN THE TERMINATION OF THE GMAB PROVISION. YOU MAY CHANGE THE OWNERSHIP OF THE CONTRACT. HOWEVER, THE ANNUITANT(S) CANNOT CHANGE. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY OWNERSHIP CHANGE. IF YOU MAKE AN OWNERSHIP CHANGE, YOU MAY HAVE TO PAY TAXES. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE. AMOUNTS ALLOCATED TO THE GMAB FIXED ACCOUNT OPTION WILL EARN INTEREST AT THE CURRENT INTEREST RATE. SUBSEQUENT PREMIUMS ARE LIMITED WHEN THIS ADD-ON BENEFIT IS ATTACHED TO YOUR CONTRACT, AS SHOWN ON THE SUPPLEMENTAL CONTRACT DATA PAGES. UPON ANY PARTIAL WITHDRAWAL, THE GUARANTEE BENEFIT BASE IS EQUAL TO THE GUARANTEE BENEFIT BASE PRIOR TO THE PARTIAL WITHDRAWAL, REDUCED FOR THE WITHDRAWAL AMOUNT IN THE SAME PROPORTION THE CONTRACT VALUE IS REDUCED. FINAL 10/18/24

7815ANY 2 A PARTIAL WITHDRAWAL (INCLUDING APPLICABLE CHARGES AND ADJUSTMENTS) WILL BE DEDUCTED PROPORTIONALLY FROM ALL CONTRACT OPTIONS TO WHICH YOU ARE CURRENTLY ALLOCATED. YOU MAY REQUEST THAT WE DEDUCT IN DIFFERENT PROPORTIONS FROM ANY INVESTMENT DIVISIONS OR FIXED ACCOUNT OPTIONS TO WHICH YOU ARE CURRENTLY ALLOCATED. YOU MAY NOT REQUEST A WITHDRAWAL BE DEDUCTED FROM THE GMAB FIXED ACCOUNT OPTION THAT EXCEEDS THE PERCENTAGE OF CONTRACT VALUE CURRENTLY ALLOCATED TO THE GMAB FIXED ACCOUNT OPTION ON THE DATE OF THE WITHDRAWAL. THIS IS AN ADD-ON BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED. PLEASE NOTE: WITHDRAWALS MAY BE SUBJECT TO WITHDRAWAL CHARGES AND COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL. PLEASE SEE PAGE 8 FOR EXAMPLES OF HOW THIS GMAB IS CALCULATED. THIS ADD-ON BENEFIT PROVIDES NO CASH OR NONFORFEITURE VALUES. CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES. FIXED ACCOUNT MINIMUM VALUE. The Fixed Account Minimum Value is equal to all amounts allocated to the Fixed Account Options, net of applicable taxes, reduced by partial withdrawals, transfers, and charges from the Fixed Account Options, accumulated at the Fixed Account Minimum Interest Rate, less any Withdrawal Charges or tax due. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract and is applicable to this add-on benefit only: "CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary. CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date. GMAB ALLOCATION REQUIREMENT. The percentage of the Contract Value required to be allocated to the GMAB Fixed Account Option as of the GMAB Effective Date. The GMAB Allocation Requirement is declared by the Company in advance, is in effect on the GMAB Effective Date, and may vary by Guarantee Term. The GMAB Allocation Requirement is shown on the Supplemental Contract Data Pages.

7815ANY 3 GMAB EFFECTIVE DATE. The date the Guarantee Term begins. The GMAB Effective Date is shown on the Supplemental Contract Data Pages. GMAB FIXED ACCOUNT OPTION. A limited-purpose Fixed Account Option that is used in connection with the GMAB to which a specified percentage of the Guarantee Benefit Base is allocated and for which the Company credits the Current Interest Rate. The GMAB Fixed Account Option cannot be independently elected. GMAB FIXED ACCOUNT OPTION VALUE. The greater of the Fixed Account Minimum Value associated with the GMAB Fixed Account Option or the sum of all amounts allocated to the GMAB Fixed Account Option, less any gross amount of withdrawals and transfers from the GMAB Fixed Account Option and applicable charges and taxes, plus all interest credited to the GMAB Fixed Account Option. GUARANTEE BENEFIT BASE. The value upon which the GMAB Charge and Guaranteed Amount are based. GUARANTEE PERCENTAGE (Guarantee%). The percentage used to determine the Guaranteed Amount. The Guarantee% is shown on the Supplemental Contract Data Pages. GUARANTEE TERM. The time period in Contract Years, at the end of which, the Contract Value will be equal to or greater than the Guaranteed Amount. The Guarantee Term ends on the corresponding Contract Anniversary. The Guarantee Term is shown on the Supplemental Contract Data Pages. GUARANTEED AMOUNT. The amount guaranteed to the Owner at the end of the Guarantee Term. The Contract Value at the end of the Guarantee Term will not be less than the Guaranteed Amount. The Guaranteed Amount will be reduced for partial withdrawals." 2) The following provision is revised in the GENERAL PROVISIONS of the Contract: "DEFERRAL OF FIXED ACCOUNT PAYMENTS. The Company may defer payment of Your request for a partial and/or total withdrawal from the Fixed Account Option and the GMAB Fixed Account Option for a period not exceeding six months. Such deferral will be made after the Company receives approval in writing by the chief insurance regulator of the state of New York, if required. The Company will credit interest on deferred amounts pursuant to New York law. The Company will not defer death benefit payments, annuity payments, or payments made to comply with the RMD requirements of the Internal Revenue Code, as applicable." 3) The following language is added to the REPORTS provision of the GENERAL PROVISIONS of the Contract: "For the current reporting period, if the GMAB is in effect, the Contract's report will also include: 1. the Guarantee Benefit Base; and 2. the Contract Value after the application of the GMAB Charge."

7815ANY 4 4) The following language is added to the TRANSFER OF FUNDS provision of the GENERAL PROVISIONS of the Contract: "Transfers 1. Transfers between Contract Options are permitted in accordance with the Contract provisions for the portion of Contract Value that is not required to be allocated to the GMAB Fixed Account Option. 2. The Company will automatically transfer amounts to or from the GMAB Fixed Account Option upon election or termination of the GMAB. The Company will not assess Transfer Charges on these transfers, and they will not count against the free transfers allowed in a Contract Year. 3. The Owner may not elect to transfer funds to or from the GMAB Fixed Account Option. Amounts transferred out of the GMAB Fixed Account Option at the end of the Guarantee Term are allocated based on the future allocation instructions for the Contract unless You provide updated allocation instructions. If the future allocation instructions include Contract Options that are not available, these funds will be allocated to the 1-Year Fixed Account Option. If the 1-Year Fixed Account Option is not available, these funds will be allocated to a money market Investment Division. Transfers do not impact the Guarantee Benefit Base or other GMAB add-on benefit values." 5) The following language is added to the ACCUMULATION PROVISIONS of the Contract: "GUARANTEED MINIMUM ACCUMULATION BENEFIT. The GMAB guarantees that, at the end of the Guarantee Term, the Contract Value will not be less than the Guaranteed Amount, regardless of the performance of the Contract Options. The Guaranteed Amount is equal to the Guarantee% multiplied by the Guarantee Benefit Base. A specified percentage (the GMAB Allocation Requirement) of the Contract Value is required to be allocated to the GMAB Fixed Account Option. The remaining Contract Value will be allocated based upon the Contract Options You selected. GMAB Fixed Account Option. Premium is allocated to this option in accordance with the GMAB Allocation Requirement as of the GMAB Effective Date. The GMAB Fixed Account Option cannot be independently elected or selected for fund transfers. The GMAB Fixed Account Option is credited at the Current Interest Rate. The Current Interest Rate will never be less than the Fixed Account Minimum Interest Rate. Subsequent Premium allocated to the GMAB Fixed Account Option will be added to the GMAB Fixed Account Option elected on the GMAB Effective Date. Subsequent Premiums will begin earning interest when the subsequent Premium is received in Good Order and will have the same interest rate and Guarantee Term and will be subject to the same GMAB Allocation Requirement as the initial Premium. If the GMAB was elected at the time of issue of Your Contract, subsequent Premiums are limited when this add-on benefit is attached to Your Contract, as shown on the Supplemental Contract Data Pages. If the GMAB was elected after the Issue Date of Your Contract, subsequent Premiums are not allowed during the Guarantee Term. The GMAB Fixed Account Option will not be subject to a Market Value Adjustment (MVA).

7815ANY 5 Guaranteed Amount. The Guaranteed Amount is equal to the Guarantee% multiplied by the Guarantee Benefit Base. With each Premium payment received after the GMAB Effective Date, the Guaranteed Amount will be recalculated to equal the Guarantee% multiplied by the Guarantee Benefit Base after the Premium payment. Guarantee Benefit Base. The Guarantee Benefit Base is determined as follows: 1. If the GMAB Effective Date is the Contract Issue Date, the Guarantee Benefit Base is equal to the Premium, net of any applicable taxes, subject to the Guarantee Benefit Base Maximum shown on the Supplemental Contract Data Pages. With each Premium payment received after the GMAB Effective Date, the Guarantee Benefit Base will be recalculated to equal the Guarantee Benefit Base prior to the Premium payment, plus the amount of the Premium payment, net of any applicable taxes, subject to the Guarantee Benefit Base Maximum. 2. If the GMAB Effective Date is after the Contract Issue Date, the Guarantee Benefit Base is equal to the Contract Value at the end of the Business Day on the GMAB Effective Date, subject to the Guarantee Benefit Base Maximum. Guarantee%. The percentage used to determine the Guaranteed Amount. The Guarantee% does not change during the Guarantee Term. Guarantee Term. The Guarantee Term is shown on the Supplemental Contract Data Pages. At the end of the Guarantee Term, if the Contract Value is less than the Guaranteed Amount, the Company will add additional funds to the Contract Value to bring the Contract Value equal to the Guaranteed Amount. The additional funds will be allocated based on the future allocation instructions for the Contract. Amounts transferred out of the GMAB Fixed Account Option at the end of the Guarantee Term will be reallocated based on the future allocation instructions for the Contract unless You provide updated allocation instructions. If future allocation instructions include Contract Options that are not available, these funds will be allocated to the 1-Year Fixed Account Option or to a money market Investment Division, as applicable. The GMAB will automatically terminate at the end of the Guarantee Term." 6) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "At the time of the partial withdrawal: 1. The Guarantee Benefit Base is equal to the Guarantee Benefit Base prior to the partial withdrawal, reduced for the withdrawal amount in the same proportion the Contract Value is reduced. 2. The Guarantee% does not change. 3. The Guaranteed Amount is equal to the Guarantee%, multiplied by the Guarantee Benefit Base.

7815ANY 6 A partial withdrawal (including applicable charges and adjustments) will be deducted proportionally from all Contract Options to which You are currently allocated. You may request that we deduct in different proportions from any Investment Divisions or Fixed Account Options to which You are currently allocated. You may not request a withdrawal be deducted from the GMAB Fixed Account Option that exceeds the percentage of Contract Value currently allocated to the GMAB Fixed Account Option on the date of the withdrawal. The Guaranteed Amount will be reduced for partial withdrawals. Withdrawals from the GMAB Fixed Account Option will not be subject to an MVA. Assessment of GMAB Charge. The GMAB Charge in effect on the GMAB Effective Date is shown on the Supplemental Contract Data Pages. The GMAB Charge will be deducted at the end of each Contract Month proportionally from the Investment Divisions of the Separate Account. The deduction of the GMAB Charge from the Investment Divisions results in a redemption of Accumulation Units. The GMAB Charge will not affect the value of the Accumulation Units. GMAB Charges in excess of the Separate Account Contract Value will be waived." 7) The following language is added to the DEATH BENEFIT PROVISIONS of the Contract: "Upon Your death or the death of any Joint Owner, while the Contract is still in effect with a Contract Value greater than zero, the GMAB terminates without value, unless the Contract is continued by the spouse. The surviving spouse may not continue the add-on benefit if their age on the GMAB Effective Date exceeds the maximum age for the add-on benefit. Upon continuation of the Contract by a spousal Joint Owner or a spousal Beneficiary, the GMAB will continue unless the spouse elects to terminate the GMAB on the continuation date. Thereafter, no GMAB Charge will be assessed. If the spouse does not elect to terminate on the continuation date, the GMAB will be continued by the spouse, all add-on benefit values under this benefit will be unaffected and the end date of the current Guarantee Term will be unchanged."

7815ANY 7 TERMINATION OF THE GMAB. The GMAB terminates, a pro rata GMAB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMAB Charge, and all benefits under this GMAB will end on the earliest of: 1. The date You elect to receive Income Payments under the Contract; 2. the Latest Income Date; 3. the date You take a total withdrawal; 4. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless the Contract is continued by a spouse; 5. the continuation date if the spouse elects to terminate the GMAB; or 6. the end of the Guarantee Term. If the Contract Value is reduced to zero as the result of a deduction of charges, the Guaranteed Amount will be paid to the Owner and the add-on benefit will terminate. Signed for the Jackson National Life Insurance Company of New York President

7815ANY 8 Guaranteed Minimum Accumulation Benefit Calculation Examples Unless otherwise specified, the following examples assume You elected a GMAB with a Guarantee Term of 10 years when You purchased Your Contract, on Your application You chose to allocate Your Premium to Investment Divisions, the GMAB Allocation Requirement is 30%, the crediting rate for the GMAB Fixed Account Option is 3.00%, the Guarantee Percentage is 110%, the Guarantee Benefit Base Maximum is $5,000,000, no other optional benefits were elected, and Your initial Premium payment was $100,000. Example 1: At election, a percentage (the GMAB Allocation Requirement) of Your funds is automatically allocated to the GMAB Fixed Account Option and Your Guarantee Benefit Base and Guaranteed Amount are determined. If the GMAB is elected at issue: o $30,000 is allocated to the GMAB Fixed Account Option, which is 30% (the GMAB Allocation Requirement) of Your initial Premium payment. o $70,000 is allocated to the Investment Divisions, which is the remaining 70% of Your initial Premium Payment. o Your Guarantee Benefit Base is $100,000, which is Your initial Premium payment. o Your Guaranteed Amount is $110,000, which is equal to Your Guarantee Benefit Base multiplied by Your Guarantee Percentage ($100,000 * 110%). Example 2: Upon payment of a subsequent Premium within 90 days of the Issue Date of the Contract, a percentage (the GMAB Allocation Requirement) of Your Premium payment is automatically allocated to the GMAB Fixed Account Option, and Your Guarantee Benefit Base and Guaranteed Amount are re-determined. If You make an additional Premium payment of $50,000 and Your Guarantee Benefit Base is $100,000: o $15,000 is allocated to the GMAB Fixed Account Option, which is 30% (the GMAB Allocation Requirement) of Your additional Premium payment. o $35,000 is allocated to the Investment Divisions, which is the remaining 70% of Your additional Premium Payment. o Your Guarantee Benefit Base is $150,000, which is Your additional Premium payment plus the Guarantee Benefit Base before Your additional Premium Payment. o Your Guaranteed Amount is $165,000, which is equal to Your Guarantee Benefit Base multiplied by Your Guarantee Percentage ($150,000 * 110%).

Example 3: If You take a gross partial withdrawal of $15,000 at the end of the third Contract Year while the GMAB is in effect, the Contract Value, Guarantee Benefit Base, and Guaranteed Amount are re-determined.

- Example 3a: If Your Contract Value in the Separate Account is $82,218.19 and Your GMAB Fixed Account Option Value is $32,781.81 for a total Contract Value of $115,000 just before the withdrawal, the withdrawal is taken proportionally from each account:
  - $4,275.89 ($15,000 * $32,781.81 / $115,000) is deducted from Your GMAB Fixed Account Option and the new GMAB Fixed Account Option Value is $28,505.92.
  - $10,724.11 ($15,000 * $82,218.19 / $115,000) is deducted from Your Investment Divisions and the new Contract Value in the Separate Account is $71,494.08.
  - Your total new Contract Value is $100,000.
  - Your Guarantee Benefit Base of $100,000 is reduced by the same proportion that Your total Contract Value is reduced, which is $15,000 divided by $115,000 (13.043478%). The new Guarantee Benefit Base is $86,956.52 ($100,000 - $100,000 * 13.043478%).
  - Your new Guaranteed Amount is $95,652.17, which is equal to Your Guarantee Benefit Base multiplied by Your Guarantee Percentage ($86,956.52 * 110%).

- Example 3b: If Your Contract Value in the Separate Account is $37,218.19 and Your GMAB Fixed Account Option Value is $32,781.81 for a total Contract Value of $70,000 just before the withdrawal, the withdrawal is taken proportionally from each account:
  - $7,024.67 ($15,000 * $32,781.81 / $70,000) is deducted from Your GMAB Fixed Account Option and the new GMAB Fixed Account Option Value is $25,757.14.
  - $7,975.33 ($15,000 * $37,218.19 / $70,000) is deducted from Your Investment Divisions and the new Contract Value in the Separate Account is $29,242.86.
  - Your total new Contract Value is $55,000.
  - Your Guarantee Benefit Base of $100,000 is reduced by the same proportion that Your total Contract Value is reduced, which is $15,000 divided by $70,000 (21.428571%). The new Guarantee Benefit Base is $78,571.43 ($100,000 - $100,000 * 21.428571%).
  - Your new Guaranteed Amount is $86,428.57, which is equal to Your Guarantee Benefit Base multiplied by Your Guarantee Percentage ($78,571.43 * 110%).
  - Note: This example illustrates that, when the Contract Value is less than the Guarantee Benefit Base at the time a partial withdrawal is made, the partial withdrawal reduces the Guarantee Benefit Base by a dollar amount that is greater than the dollar amount withdrawn.

- Note:
  - **As examples 3a and 3b together illustrate, the impact of a withdrawal on the Guarantee Benefit Base in a down market is greater than that in an up market.**

7815ANY 9

7815ANY 10 Example 4: At the end of the Guarantee Term, the excess of the Guaranteed Amount over the Contract Value, if any, is credited to Your Contract Value according to Your specified Premium allocations. If Your Contract Value in the Separate Account is $64,682.51 and Your GMAB Fixed Account Option Value is $40,317.49 for a total Contract Value of $105,000 at the end of the Guarantee Term: o The amount of the benefit is $5,000, which is the excess of the Guaranteed Amount over the Contract Value. o $5,000 is deposited in the Investment Divisions according to Your specified Premium allocations. o Your total new Contract Value is $110,000. o $40,317.49 is transferred from Your GMAB Fixed Account Option to the Investment Divisions according to Your specified Premium allocations. Your new GMAB Fixed Account Option Value is $0, and Your new Contract Value in the Separate Account is $110,000. o Your new Guarantee Benefit Base is $0 and Your GMAB charges cease.

7815ANY-S Jackson National Life Insurance Company of New York® SUPPLEMENTAL CONTRACT DATA PAGES Please refer to the attached Add-On Benefit for further explanation of values shown on these Supplemental Contract Data Pages. Contract Number: [1234567890] Add-on Benefit: Guaranteed Minimum Accumulation Benefit GMAB Effective Date: [October 30, 2024] Guarantee Term: [10 Years] GMAB Allocation Requirement: [30%] Guarantee Benefit Base Maximum: [$5,000,000] Guarantee%: [110%] Subsequent Premium(s): If this add-on benefit is elected at the time of issue of Your Contract, subsequent Premiums are allowed for the first [90 days] following the Contract Issue Date, after which time subsequent Premium will not be accepted during the Guarantee Term. If this add-on benefit is elected after the Contract Issue Date, subsequent Premium will not be accepted during the Guarantee Term. When the GMAB terminates, subsequent premium may be added to the Contract pursuant to the terms of Your Contract. Guaranteed Minimum Accumulation Benefit (GMAB) Charge. The GMAB Charge percentage equals [0.0750%] of the Guarantee Benefit Base on a monthly basis and is deducted (i) at the end of each Contract Month following the GMAB Effective Date of this add- on benefit; and (ii) upon termination of the GMAB.